Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Announces New Board Member

Farmers & Merchants Bancorp (OTCQX: FMCB) announced today that Jehna Silva was appointed to the Board of Directors effective as of June 8, 2026. Ms. Silva brings more than 15 years of commercial banking experience to the Board, including extensive knowledge of relationship banking, lending and risk mitigation. Most recently, she served as Vice President, Shareholder Relations, of the Company where she managed shareholder communications, supported governance and managed shareholder reporting. That combination of community banking depth and shareholder-facing experience positions her to contribute to the Board’s strategic oversight while strengthening governance and continued growth.

Throughout her career, Ms. Silva has actively supported local communities by serving on boards as well as raising funds for United Way and other local charities. Currently, Ms. Silva serves on the board for the St. Joseph’s Foundation of San Joaquin and has previously served on the boards of Lodi Adopt-A-Child as Chair and the Leadership Stockton Alumni Association. She earned her Bachelor of Science degree in Business Administration from the University of the Pacific as well as attended Southern Methodist University’s Graduate Banking program at the Cox School of Business.

"On behalf of the Board of Directors, I want to welcome Jehna to the Board. She brings a history of professional experience, leadership, and commitment to exceptional corporate governance practices to our Board,” said Kent A. Steinwert, Chairman, President, and Chief Executive Officer of FMCB. “I look forward to working with her as we continue to serve the needs of the Company’s five key constituents, which are the shareholders, customers, employees, the communities we serve, and government, in a balanced manner.”

Ms. Silva has been appointed to serve on the CRA, Budget and Finance, and ALCO Committees of F&M Bank.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp trades on the OTCQX under the symbol FMCB, and is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank that proudly serves California through 33 convenient locations. F&M Bank is financially strong, with $5.8 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 35 consecutive years, longer than any other commercial bank in the State of California.

Farmers & Merchants Bancorp has paid dividends for 91 consecutive years and has increased dividends for 61 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 57 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increases.

In February 2026, F&M Bank was ranked 5th on Forbes Magazine’s list of "America’s Best Banks" for 2025 and was ranked 1st in California. In April 2024, F&M Bank was ranked 6th on Forbes Magazine’s list of "America’s Best Banks" for 2023.

In July 2025, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #3 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2024. In July 2024, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #2 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2023. In July 2023, the Bank was named by Bank Director’s Magazine as the #1 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022.

In December 2023, F&M Bank was ranked 4th on S&P Global Market Intelligence's “Top 50 List of Best-Performing Community Banks” in the US with assets between $3.0 billion and $10.0 billion for 2023. S&P Global Market Intelligence ranks financial institutions based on several key factors including financial returns, growth, and balance sheet risk profile.

In October 2021, F&M Bank was named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. This recognition speaks to the superior customer service the F&M Bank team members provide to their clients.

F&M Bank was ranked the 20th largest bank lender to agriculture in the United States as of December 31, 2025, by American Bankers Association. F&M Bank operates in the mid-Central Valley of California, including Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their last Community Reinvestment Act (“CRA”) evaluation.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from results expressed or implied by such forward-looking statements. Such risk factors include, among others: the effects of and changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board and their effects on inflation risk; financial and regulatory policies of the United States government; political and economic uncertainty, including any decline in global, domestic or local economic conditions or the stability of credit and financial markets and the impact of tariffs and the conflict in Iran and the Middle East; and other relevant risks detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website. All such factors are difficult to predict and are beyond the Company's ability to control or predict. There also may be additional risks that the Company does not presently know, or that the Company currently believes to be immaterial, that could also cause actual results to differ materially and adversely from those contained in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances after the date of this press release or otherwise, except as may be required by applicable law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.